December 19, 2005

Mr. Anthony Colaluca, Jr.
19 Lakeside Place West
Palm Coast, FL 32137

Re:      Amendment to Offer of Employment to Anthony Colaluca, Jr.,
           Dated September 2, 2005

Dear Mr. Colaluca ("Employee"):

Intergraph Corporation ("Company") and Employee have agreed to amend a certain offer of employment Agreement between the parties dated September 2, 2005 as follows:

1. Section 7. b. shall be restated in its entirety as noted below.
b.

All amounts payable under this Section 7 shall be paid to Employee in a lump sum within sixty (60) days from the date of termination; provided, however, in the event the receipt by Employee of amounts payable pursuant to this Agreement within six months of the date of Employee's termination of employment with the Company would cause Employee to incur any penalty under Section 409A of the Internal Revenue Code of 1986, as amended, then such payment of such amounts shall not be due until the date that is six months following Employee's date of termination of employment with the Company.

All other terms of the Agreement shall remain unchanged and in full force.

Sincerely,

 /s/ David Vance Lucas

David Vance Lucas
Vice President, General Counsel

I accept this amended Agreement as stated above.

/s/ Anthony Colaluca, Jr. Employee Signature	_December 20, 2005 Date